Exhibit 10.1

Summary of Compensation Agreement for Alex Incera

Title:                                       President, Gerber Coburn  (“GC”)
Vice President, Gerber Scientific, Inc. (“GSI”)
Base Salary:                           $190,000
Bonus Target:                         40%
Executive Severance:             8 months (Vice President Level)

Consequences of Material Change in GC Status

Notwithstanding anything in the Severance Policy for Senior Officers to the contrary (except as set forth in Clause (5) below), (1) if there is a significant change in the operating strategy of GC and Alex in not offered a comparable position to his current position within a GSI CT facility that (a) includes responsibility for a business unit with at the time not less than $30 million in annual sales; (b) reports to the CEO; and (c) includes a compensation package no less generous than his package as of this date, then Alex will receive the Severance Amount described below; or, (2) if GC is divested, and, upon, completion of the divestiture, Alex is offered a position with the acquirer that he chooses to accept, then he will receive the Sales Incentive described below, plus accelerated vesting of all shares of restricted stock and stock options then owned by him; (3) or, if GC is divested, and, upon completion of the divestiture, Alex is not offered a position with the acquirer, or he declines to accept a position with the acquirer in his sole discretion, but is offered a position with GSI, as described in the preceding Clause (1), then he will receive the Sales Incentive described below; or (4) if GC is divested, and, upon completion of the divestiture, Alex is not offered a position with the acquirer having comparable responsibilities and comparable total compensation to his current position and which does not require him to relocate; and he is not offered a position within GSI, as described in Clause 1 above, then he will receive the Severance Amount and Sales Incentive described below; or (5), if GC is divested, and upon completion of the divestiture, Alex is offered a comparable position with the acquirer having comparable responsibilities and comparable total compensation to his current position, which does not require him to relocate, and he declines to accept such position in his sole discretion, and he is not offered a position within GSI, as described in the preceding clause 1, then Alex will receive a severance amount that is standard for his position under the Severance Policy for Senior Officers (eight months) and Sales Incentive described below.

Severance Amount:
18 months at restored salary upon change in control or significant change of operating strategy of the GC business, including any earned bonus during this period; plus accelerated vesting of all unvested stock options and restricted shares; plus the continuation of insurance benefits provided for in the Severance Policy for Senior Officers.

Sale Incentive:                       1.0% of net sale price of GC